Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements of NovaDel Pharma Inc. on previously filed Forms S-8 (File Nos. 333-42103 and 333-116665) and Forms S-3/S-3A (File Nos. 333-140054, 333-126489, 333-135902 and 333-134028) of our report dated February 13, 2007 on our audits of the financial statements of NovaDel Pharma Inc. as of December 31, 2006, July 31, 2006 and July 31, 2005, and for the five months ended December 31, 2006 and for each of the years in the three-year period ended July 31, 2006, which report is included in this Transition Report on Form 10-K.

/s/ J.H. Cohn LLP Roseland, New Jersey March 21, 2007